UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)          (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

      On March 31, 2010, India Globalization Capital, Inc. (“we” or the “Company”) received notice from the NYSE Amex LLC (the “Exchange”) stating that the Company is not in compliance with Section 704 of the Exchange’s Company Guide. Specifically, the Company failed to hold an annual meeting of its stockholders during 2009.

As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide. To maintain its NYSE Amex listing, the Company must submit a plan to the Exchange by April 30, 2010, advising the Exchange that the Company intends to regain compliance with Section 704 of the Company Guide by September 30, 2010.  The Company is preparing the plan to provide for holding a meeting of stockholders on or before September 30, 2010 which can reasonably be expected to bring us into compliance within the plan period.

Following its submission, the NYSE Amex Corporate Compliance Department will evaluate our plan and determine whether we have made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by September 30, 2010.  If the plan is accepted, we may be able to continue our listing during the plan period up to September 30, 2010, during which time we will be subject to periodic review to determine if we are making progress consistent with the plan. If we do not submit a plan, or if our plan is not accepted, or if our plan is accepted but we fail to make progress consistent with our plan, or we are not in compliance by September 30, 2010, we will be subject to delisting proceedings. Under NYSE Amex rules, we have the right to appeal any determination by NYSE Amex to initiate delisting proceedings.

On April 2, 2010, the Company issued a press release disclosing the receipt of the AMEX warning letter and notice of failure to satisfy a continued listing standard, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1                 Press Release dated April 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

India Globalization Capital, Inc.

Date: April 2, 2010	By:	/s/ Ram Mukunda
Ram Mukunda
Chief Executive Officer and President

Exhibit Index

99.1                Press Release dated April 2, 2010.